                                                                      EXHIBIT 11

                    LEWIS GALOOB TOYS, INC. AND SUBSIDIARIES

                        COMPUTATION OF EARNINGS PER SHARE

                                                     Years ended December 31
                                             ---------------------------------------
                                                     1995         1994          1993
                                                     ----         ----          ----
Primary Earnings:
-----------------
Net earnings (loss) applicable to
 common shares ($000)                        $     6,272   $    15,297  $   (14,051)
                                             ===========   ===========  ===========
Average shares of common stock
   outstanding during the period              10,071,304     9,852,673    9,548,422

Add: Incremental shares from assumed
   exercise of stock options and warrants        380,146       258,439          --
                                             -----------   -----------  -----------

                                              10,451,450    10,111,112    9,548,422
                                             ===========   ===========  ===========
Net earnings (loss) per common
   share - primary                           $      0.60   $      1.51  $     (1.47)
                                             ===========   ===========  ===========

Fully Diluted Earnings:
-----------------------
Net earnings (loss) applicable to
   common shares ($000)                      $     6,272   $    15,297  $    (14,051)

Add: Preferred stock dividends:
   Paid ($000)                                        --            --           --
   In arrears ($000)                               3,127         3,127        3,127
Add: Interest on Debentures ($000)                 1,030         1,072          137
                                             -----------   -----------  -----------
                                             $    10,429   $    19,496  $   (10,787)
                                             ===========   ===========  ===========
Average shares of common stock
   outstanding during the period              10,071,304     9,852,673    9,548,422

Add: Incremental shares from assumed
   exercise of stock options and warrants        444,409       261,458      236,825

Add: Shares issuable upon assumed
   conversion of Preferred Stock               2,180,148     2,180,148    2,180,148

Add: Shares issuable upon assumed
   conversion of 8% Convertible
   Subordinated Debentures, weighted           1,511,879     1,511,879      186,396
                                             -----------   -----------  -----------
                                              14,207,740    13,806,158   12,151,791
                                             ===========   ===========  ===========
Net earnings (loss) per common
    share - Fully diluted                    $        (A)  $      1.41           (A)
                                             ===========   ===========  ===========


(A) Anti dilutive, therefore fully diluted earnings per share is same as primary earnings per share, $0.60 and $(1.47) for 1995 and 1993, respectively.